EXHIBIT 23.1

                         CONSENT OF INDEPENDENT AUDITORS



The Board of Directors
netGuru, Inc.:


We consent to incorporation by reference in the Registration Statement (No. 333-29747) on Form S-8 of netGuru, Inc. of our report dated May 25, 2000, except as to the third and fourth paragraphs of Note 12, which are as of May 29, 2000 and June 22, 2000, respectively, relating to the consolidated balance sheet of netGuru, Inc. and subsidiaries as of March 31, 2000, and the related consolidated statements of operations, stockholders' equity and comprehensive loss and cash flows for each of the years in the two-year period ended March 31, 2000, which report appears in the March 31, 2000 annual report on Form 10-KSB of netGuru, Inc.



                                            /s/ KPMG LLP
Orange County, California
June 23, 2000